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                       March 14, 2021

       Michael Prinn
       Chief Financial Officer
       SeaChange International, Inc.
       500 Totten Pond Road
       Waltham, MA 02451

                                                        Re: SeaChange
International, Inc.
                                                            Form 10-K for the
fiscal year ended January 31, 2020
                                                            Filed April 20,
2020
                                                            File No. 001-38828

       Dear Mr. Prinn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing